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                                                                     EXHIBIT 5.1



November 18, 2003



Wits Basin Precious Minerals Inc.
800 Nicollet Mall, Suite 2690
Minneapolis, Minnesota  55402

         Re:  Registration Statement on Form S-8

Ladies and Gentlemen:

         We have  acted on behalf of Wits  Basin  Precious  Minerals  Inc.  (the
"Company") in connection with a Registration Statement on Form S-8 (the "Registration Statement") filed by the Company with the Securities and Exchange Commission relating to registration of an aggregate of 3,000,000 shares of Common Stock, $.01 par value, issued or to be issued by the Company (the "Shares"), pursuant to the terms of the Company's 2000 Director Stock Option Plan, as amended and 2003 Director Stock Option Plan (the "Plans"). Upon examination of such corporate documents and records as we have deemed necessary or advisable for the purposes hereof, it is our opinion that:

             1. The Company is a validly existing corporation in good standing under the laws of the State of Minnesota.

             2. The Shares, when issued and paid for as contemplated by the Plans, and when delivered against payment thereof in the manner contemplated by the Plans, will be validly issued, fully paid and non-assessable.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.


                              Very truly yours,


                              /s/ Maslon Edelman Borman & Brand, LLP